Exhibit 99.1

For Immediate Release
Wednesday, October 12, 2016
Contact: Kate Snedeker, Emmis
Kate@emmis.com

Emmis Announces Agreement to Sell Terre Haute Radio Stations in Three, Related Transactions

Indianapolis…Emmis Communications Corporation (Nasdaq: EMMS) has announced agreements to sell Terre Haute’s WTHI-FM 99.9 FM, WWVR-FM 105.5 The River, WFNB-FM B92.7, and WFNF-AM 1130AM/99.5FM The Fan. The sales will deliver gross proceeds to the Company of $5.2 million.

Emmis will sell the assets of WTHI-FM and the intellectual property of WWVR-FM to Midwest Communications, Inc. for $4.3 million.  Midwest Communications is a family-owned media company with radio properties in Wisconsin, Michigan, Minnesota, North Dakota, South Dakota, Indiana, Illinois and Tennessee. Headquartered in Wausau, WI, Midwest Communications was founded in 1958.

Emmis will also sell the assets of WFNF-AM, WFNB-FM and WWVR (other than the IP for that station) for $0.9 million to DLC Media, Inc., a company owned by Dave Crooks, who operates radio stations in other Indiana markets.

Because Midwest is currently at FCC ownership limits in the Terre Haute market, Midwest is also selling one of its stations, WDKE-FM, to DLC Media.

These three transactions are cross conditioned and will result in gross proceeds to Emmis at closing of $5.2 million, subject to working capital adjustments.

Emmis has owned WTHI and WWVR since 1998, adding WFNB and WFNF in 2012. The transaction is subject to FCC approval and is expected to close after the first of the year.

“The sale of our stations in Terre Haute, while difficult, will help us further our goal of de-levering our balance sheet,” said Emmis Chairman & CEO Jeff Smulyan. “We are thrilled the buyers value radio and have long traditions of success in smaller markets, like Terre Haute. I’d also like to thank our people at these stations. They have been tremendous stewards of their brands and wonderful ambassadors of Emmis’ culture. We wish them continued success.”

Kalil & Co., Inc. served as the broker in the transaction.

Emmis Communications - Great Media, Great People, Great Service®
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN. Emmis also developed and licenses TagStation®, a cloud-based software platform that allows a broadcaster to manage album art, metadata and enhanced advertising on its various broadcasts, and developed NextRadio®, a smartphone application that marries over-the-air FM radio broadcasts with visual and interactive features on smartphones.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement.